Exhibit 99.1

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Gus Whitcomb 479/273-4314

Pre-recorded Conference Call
402/998-1748

Wal-Mart Reports Record Second Quarter Sales and Earnings

BENTONVILLE, Ark., August 12, 2004 — Wal-Mart Stores, Inc. reported record sales and earnings for the second quarter ended July 31, 2004. Net sales were $69.7 billion, an increase of 11.3 percent over the second quarter of fiscal 2004. Income from continuing operations for the quarter was $2.7 billion, an increase of 16.1 percent from $2.3 billion in the second quarter of fiscal 2004. Diluted earnings per share from continuing operations were $0.62, up from $0.52 per share in the same prior year quarter.

Net sales for the six months ended July 31, 2004, were $134.5 billion, an increase of 12.7 percent over the first six months of fiscal 2004. Income from continuing operations for the six months ended July 31, 2004, increased 17.1 percent to a record $4.8 billion, up from $4.1 billion in the same prior year period. Diluted earnings per share from continuing operations for the six months ended July 31, 2004, were $1.12, up from $0.94 in the same prior year period.

Lee Scott, President and CEO said, “I am pleased to report another quarter of record sales and earnings. This quarter, earnings grew faster than sales, and we improved operating profits in all of our divisions. We consider this a solid performance in a difficult retail environment. Now at the half way point, we are on track for another record year.”

Net sales were as follows (dollars in billions):

	Quarter Ended July 31,			Six Months Ended July 31,
	2004	2003	Percent Change	2004	2003	Percent Change
Wal-Mart Stores	$46.914	$42.570	10.2%	$90.485	$81.187	11.5%
SAM’S CLUB	9.416	8.553	10.1%	18.057	16.375	10.3%
International	13.392	11.514	16.3%	25.943	21.792	19.0%

Total Company	$69.722	$62.637	11.3%	$134.485	$119.354	12.7%

Total U.S. comparable sales for the quarter increased 4.1 percent, which is represented by a 3.2 percent comp increase for Wal-Mart Stores and an 8.8 percent comp increase for SAM’S CLUB.

Total U.S. comparable sales for the six month period were up 5.2 percent, which is comprised of a 4.5 percent comp increase for Wal-Mart Stores and an 8.8 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the second quarter of fiscal 2005, the Wal-Mart Stores segment, including Supercenters, had operating profit (profit before interest, unallocated corporate expenses, and income taxes) of $3.685 billion, an increase of 11.1 percent compared with $3.317 billion in the second quarter of fiscal 2004.

For the six months ended July 31, 2004, the Wal-Mart Stores segment, including Supercenters, had operating profit of $6.806 billion, an increase of 12.1 percent as compared with operating profit of $6.069 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had an operating profit for the second quarter of fiscal 2005 of $352 million, an increase of 13.9 percent compared with $309 million in the second quarter of fiscal 2004.

For the six months ended July 31, 2004, the SAM’S CLUB segment had operating profit of $619 million, an increase of 20.7 percent as compared with operating profit of $513 million in the similar period in the prior year.

International Segment:

The International segment had an operating profit of $748 million for the most recent quarter, an increase of 33.3 percent compared with $561 million in the second quarter of fiscal 2004.

The International segment had an operating profit of $1.311 billion for the first six months of fiscal 2005, an increase of 38.7 percent compared with $945 million for the similar period in fiscal 2004.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 402-998-1748. The information included in this release and our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

Wal-Mart Stores, Inc. operates in all fifty states. Internationally, the Company operates in Argentina, Brazil, Canada, China, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom. Wal-Mart also owns approximately a 37% interest in The Seiyu, Ltd. (“Seiyu”) with options to purchase up to approximately 69% of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan. The Company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly-owned subsidiary, to Berkshire Hathaway Inc. McLane has been accounted for as a discontinued operation.

Last year, Wal-Mart Stores, Inc. contributed more than $150 million to support communities and local non-profit organizations. Customers and associates raised an additional $70 million at Stores and Clubs. View additional information about the Company on our website at www.walmartstores.com or shop with us on-line at www.walmart.com and www.samsclub.com.

This release contains a statement as to the view of our Chief Executive Officer regarding the balance of the year that Wal-Mart believes is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. This forward-looking statement is subject to risks, uncertainties and other factors, domestically and internationally, including the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the cost of energy, labor and insurance, interest rate fluctuations, other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statement contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statement contained in this release. That forward-looking statement is made only as of the date of this report and we undertake no obligation to update it to reflect subsequent events or circumstances.

WAL-MART STORES, INC.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Revenues:
Net sales	$69,722	$62,637	$134,485	$119,354
Other income, net	744	595	1,424	1,101

	70,466	63,232	135,909	120,455
Costs and expenses:
Cost of sales	53,533	48,298	103,503	92,216
Operating, selling, general and administrative expenses	12,529	11,142	24,398	21,360

Operating income	4,404	3,792	8,008	6,879

Interest:
Debt	216	168	400	343
Capital leases	67	66	132	139
Interest income	(44)	(19)	(85)	(57)

Interest, net	239	215	447	425

Income from continuing operations before income taxes and minority interest	4,165	3,577	7,561	6,454
Provision for income taxes	1,458	1,253	2,646	2,259

Income from continuing operations before minority interest	2,707	2,324	4,915	4,195
Minority interest	(56)	(41)	(98)	(83)

Income from continuing operations	2,651	2,283	4,817	4,112
Income from discontinued operation, net of tax	—	161	—	193

Net income	$2,651	$2,444	$4,817	$4,305

Basic net income per common share:
Net income per common share from continuing operations	$0.62	$0.52	$1.13	$0.94
Net income per common share from discontinued operation	—	0.04	—	0.04

Basic net income per common share	$0.62	$0.56	$1.13	$0.98

Diluted net income per common share:
Net income per common share from continuing operations	$0.62	$0.52	$1.12	$0.94
Net income per common share from discontinued operation	—	0.04	—	0.04

Diluted net income per common share	$0.62	$0.56	$1.12	$0.98

Weighted-average number of common shares:
Basic	4,264	4,378	4,279	4,382
Diluted	4,272	4,388	4,287	4,392

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	July 31, 2004	July 31, 2003	January 31, 2004
ASSETS
Cash and cash equivalents	$4,709	$4,472	$5,199
Receivables	1,280	1,099	1,254
Inventories	27,963	25,779	26,612
Prepaid expenses and other	1,664	1,053	1,356

Total current assets	35,616	32,403	34,421

Property, plant and equipment, at cost	76,875	66,801	71,601
Less accumulated depreciation	17,478	14,858	15,684

Property, plant and equipment, net	59,397	51,943	55,917

Property under capital leases	4,447	4,200	4,286
Less accumulated amortization	1,757	1,626	1,673

Property under capital leases, net	2,690	2,574	2,613

Goodwill	10,124	9,573	9,882
Other assets and deferred charges	2,232	2,426	2,079

Total assets	$110,059	$98,919	$104,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$6,827	$1,600	$3,267
Accounts payable	18,998	16,780	18,932
Dividends payable	1,088	—	—
Accrued liabilities	10,840	9,765	10,741
Accrued income taxes	637	752	1,377
Long-term debt due within one year	4,415	3,623	2,904
Obligations under capital leases due within one year	202	177	196

Total current liabilities	43,007	32,697	37,417

Long-term debt	17,044	17,227	17,102
Long-term obligations under capital leases	3,100	2,980	2,997
Deferred income taxes and other	2,328	2,040	2,289
Minority interest	1,436	1,381	1,484

Common stock and capital in excess of par value	2,643	2,492	2,566
Retained earnings	39,427	39,837	40,206
Other accumulated comprehensive income	1,074	265	851

Total shareholders’ equity	43,144	42,594	43,623

Total liabilities and shareholders’ equity	$110,059	$98,919	$104,912

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Six Months Ended July 31,
	2004	2003
Cash flows from operating activities:
Income from continuing operations	$4,817	$4,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,068	1,842
Decrease in accounts receivable	70	320
Increase in inventories	(1,290)	(1,126)
Increase (decrease) in accounts payable	(17)	566
Increase (decrease) in accrued liabilities	(803)	595
Other	28	(41)

Net cash provided by operating activities of continuing operations	4,873	6,268
Net cash provided by operating activities of discontinued operation	—	50

Net cash provided by operating activities	4,873	6,318

Cash flows from investing activities:
Payments for property, plant and equipment	(5,694)	(4,646)
Disposal of assets	507	241
Proceeds from sale of McLane	—	1,500
Investment in international operations	(315)	—
Other investing activities	(151)	125

Net cash used in investing activities of continuing operations	(5,653)	(2,780)
Net cash used in investing activities of discontinued operation	—	(176)

Net cash used in investing activities	(5,653)	(2,956)

Cash flows from financing activities:
Increase (decrease) in commercial paper	3,559	(2,473)
Proceeds from issuance of long-term debt	2,034	4,627
Dividends paid	(1,112)	(788)
Payment of long-term debt	(578)	(1,361)
Purchase of Company stock	(3,508)	(1,447)
Other financing activities	(116)	(113)

Net cash provided by (used in) financing activities	279	(1,555)

Effect of exchange rates on cash	11	(93)

Net increase (decrease) in cash and cash equivalents	(490)	1,714
Cash and cash equivalents at beginning of year *	5,199	2,758

Cash and cash equivalents at end of period	$4,709	$4,472

* Includes cash and cash equivalents of discontinued operation of $22 million at January 31, 2003.

Certain reclassifications have been made to the prior period to conform to the current presentation.